Exhibit 99.1

Cornerstone Bancshares, Inc. Announces 1st Quarter 2007 Financial Results

          HIXSON, Tenn., April 16 /PRNewswire-FirstCall/ -- Cornerstone Bancshares, Inc. (OTC Bulletin Board: CSBQ) today announced the following:

          Cornerstone Bancshares, Inc. saw its 1st quarter 2007 earnings increase to $1.65 million versus $1.36 million, an increase of 21.9% over first quarter 2006 while book earnings per share increased in the first quarter of 2007 to $.25 versus $.21, an increase of 20.4% over first quarter 2006.  The earnings growth was the result of continued strong balance sheet growth, especially loan generation.  C & I and Commercial Real Estate lending lead the Bank’s loan growth which grew on average 17.9% over the same period in 2006. The Bank saw a slight compression in its net interest margin which declined 10 basis points from 5.78% to 5.68% during the first quarter of 2007.  The compression is due to a flat yield curve and increased competition in the Bank’s market place. To counter act the net interest margin compression the bank has started two new Loan Production Offices, one in Dalton, GA and the other in Knoxville, TN to accelerate the leverage of the Bank’s capital and insure future net interest income growth.  The expansion will be accretive in 2007.   The Company’s performance metrics continued to improve due the Bank’s net interest margin, ROA was 1.75% for the first quarter of 2007 compared to 1.65% during the first quarter in 2006. ROE was 16.83% during the first quarter in 2007 compared to 16.18% in 2006.

          Presently the Company is operating at a comfortable 9.75% leverage ratio and has the ability to continue to grow its balance sheet in excess of its retained earnings ability to fund growth for the foreseeable future. Given this positive capital position and the expected above average loan growth, management remains confident with the $1.00 earnings per share guidance given at the beginning of the year.

          The asset quality remained at the superior level during first quarter of 2007, non-performing loans as a percentage of average total loans decreased to 0.04% while past due loans as a percentage of total loans decreased to 0.49%.

          Cornerstone Bancshares, Inc. is a one-bank holding company serving the Chattanooga, Tennessee MSA with 5 branches, 2 loan production offices and $395 million in assets specializing in business financial services.

          CORNERSTONE BANCSHARES, INC.
          Selected Financial Information
          as of March 31, 2007
          (in thousands)

	Three Months Ending March 31		% Change	Year-to-Date Ending March 31		% Change

EARNINGS SUMMARY	2007	2006		2007	2006

Interest income	$8,073	$6,509	24.0%	$8,073	$6,509	24.0%
Interest expense	3,189	2,154	48.1%	3,189	2,154	48.1%
Net interest income	4,884	4,355	12.2%	4,884	4,355	12.2%
Provision for loan loss	2	378	-99.5%	2	378	-99.5%
Net interest income after provision	4,882	3,977	22.8%	4,882	3,977	22.8%
Noninterest income	404	433	-6.7%	404	433	-6.7%
Noninterest expense	2,686	2,242	19.8%	2,686	2,242	19.8%
Pretax income	2,600	2,168	19.9%	2,600	2,168	19.9%
Income taxes	948	813	16.7%	948	813	16.7%
Net income	$1,652	$1,355	21.9%	$1,652	$1,355	21.9%
Earnings per common share	$0.25	$0.21	20.4%	$0.25	$0.21	20.4%
Weighted average common shares outstanding (1)	6,511,951	6,430,542		6,511,951	6,430,542

	Three Months Ending March 31			Year-to-Date Ending March 31
AVERAGE BALANCE			% Change			% Change
SHEET SUMMARY	2007	2006		2007	2006

Loans, net of unearned income	$320,296	$271,650	17.9%	$320,296	$271,650	17.9%
Investment securities & Other	37,111	35,835	3.6%	37,111	35,835	3.6%
Earning assets	357,407	307,485	16.2%	357,407	307,485	16.2%
Total assets	378,146	328,569	15.1%	378,146	328,569	15.1%
Noninterest bearing deposits	38,315	36,644	4.6%	38,315	36,644	4.6%
Interest bearing transaction deposits	90,466	86,914	4.1%	90,466	86,914	4.1%
Certificates of deposit	147,624	128,963	14.5%	147,624	128,963	14.5%
Total deposits	276,405	252,521	9.5%	276,405	252,521	9.5%
Other interest bearing liabilities	60,080	40,576	48.1%	60,080	40,576	48.1%
Shareholder’s equity	39,252	33,488	17.2%	39,252	33,488	17.2%

	Three Months Ending March 31		Year-to-Date Ending March 31

SELECTED RATIOS	2007	2006	2007	2006

Average equity to average assets	10.38%	10.19%	10.38%	10.19%
Average net loans to average total assets	84.70%	82.68%	84.70%	82.68%
Return on average assets	1.75%	1.65%	1.75%	1.65%
Return on average total equity	16.83%	16.18%	16.83%	16.18%
Actual Equity on Mar. 31,	$39,578,839	$33,777,189
Actual # shares outstanding on Mar. 31,	6,515,118	6,446,568
Book value per common share	$6.07	$5.24

 SOURCE  Cornerstone Bancshares, Inc.
          -0-                                                  04/16/2007
          /CONTACT:  Frank Hughes, President & COO of Cornerstone Bancshares, Inc., +1-423-385-3009/
          /Web site:  http://www.cscbank.com/
          (CSBQ)